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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our reports dated June 19, 1996, except for the 4th paragraph of footnote No. 8 for which the date is September 3, 1996, May 31, 1996 and May 31, 1996 related to Xomed Surgical Products, Inc., Xomed, Inc., and TreBay Medical Corporation, respectively, in Amendment No. 3 to the Registration Statement and related Prospectus of Xomed Surgical Products, Inc. for the Registration of 2,500,000 shares of its Common Stock.

                                          ERNST & YOUNG LLP

Jacksonville, Florida

October 10, 1996